Exhibit 10.1

PROPERTY ACQUISITION AGREEMENT

This Agreement is made the 1st day of February, 2005,

AMONG:

VALOR MINES INC., a British Columbia corporation, having an address for delivery at 4440 Regency Place, West Vancouver, British Columbia V7W 1B9

("Valor")

AND:

BANNER EXPLORATION LTD., a British Columbia corporation, having its registered and records office at Suite 1200, 999 West Hastings Street, Vancouver, British Columbia V6C 2W2

("BEL")

AND:

BANNER RESOURCES INC., a Nevada corporation, having a registered office at 3990 Warren Way, Reno, Nevada 89509

("BRI")

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual premises, warranties, covenants and agreements hereinafter set forth, the parties represent, warrant, covenant and agree each with the other as follows:

  Valor, as beneficial owner, will cause the transfer of title to seven (7) fully paid up mineral claims totalling seventy mineral claim units listed in Exhibit "A" to BEL within 21 days of this agreement. These claims will be contiguous hard rock mineral claims covering almost 4,000 acres.

  Valor has provided to BEL a geological report summarizing the mineral claims, particulars of recent sampling and geological investigation, copies of all records, a budget for further work and recommendations, and all other information and material in its possession.

  Valor warrants that the claims are in good standing until July 25th, 2005.

  Valor shall cause the sale of a 100% (one hundred percent) interest in the claims to BEL subject to a 2 1/2% Net Smelter Royalty (NSR) for a total of 320,000 common shares of BRI at a deemed price of $0.10 (USA) and that 1 1/2% of the NSR can be acquired for $1.0 million within 12 months from commencement of commercial production. Advance royalties of $25,000 shall be paid annually commencing 36 months from date of signature of this agreement.

  If BEL fails to make the advance royalty payments on the 36 month anniversary of the signature of this agreement, as described in (d) above, then BEL agrees to transfer ownership of the subject mining claims to Valor within no less than a 10 day period.

  Valor will provide geological consulting services for the claims at standard commercial prices as requested by BEL.

  BEL shall:

    Deliver 320,000 common shares of BRI when issued to Valor.

    Provide the name and number of an individual or corporate Free Miner Certificate to transfer the claims into.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed, and delivered this Agreement as of the day and year first written above.
VALOR MINES INC. per: John H. Hajek Authorized Signatory
BANNER EXPLORATION LTD. per: James Disher Authorized Signatory	BANNER RESOURCES INC. per: James Disher Authorized Signatory

Footnotes to Agreement

  All dollar figures are denoted in the currency of the United States of America unless otherwise stated..

  The total to be paid by BEL to Valor for the claims is delivery of 320,000 common shares of BRI when issued.

  To maintain claims in British Columbia annual assessment work is required of $100 (CDN) in year 1-3 per claim, followed by $200 per claim thereafter. (One metric claim unit = 25 hectares). There is a filing fee of $10 per $100 expended per claim. Therefore, if 48 units then $4,800 (CDN) of work plus $480 of filing fees in years 1-3. In year 3 and following, for 48 units, $9,600 (CDN) of work plus filing fees of $960. BEL undertakes to keep the claims in good standing and further agrees to give 90 days notice to Valor prior to the claims going into default.

  Attached are definitions of NSR.

Advance Royalty Payments means from time to time payments to the Optionor by the Optionee before Commencement of Commercial Production of Minerals.

Commencement of Commercial Production, with respect to Minerals.

  if a mill is located on the subject property, the last day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed Mineral from the Property at 60% of its rated capacity; or
  if no Mill is located on the Property, the last day of the first period of thirty (30) consecutive days during which Mineral has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues; or

No period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up will be taken into account in determining the date of Commencement of Commercial Production.

Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia).

Net Smelter Return means, for any period the difference between:

    the sum of

      the gross proceeds received by the Optionee in that period from the sale of Minerals produced from the property to a party that is arm's length to the Optionee, or that would have been received by the Optionee if the purchase of the Minerals were at arm's length to the Optionee, and in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer;

    and

    the sum of

      all amounts paid on account of Advance Royalty Payments;

      any insurance costs in connection with shipping such Minerals;

      any costs of transport;

      all costs of the Optionee associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

      the costs cf marketing, adjusted for rebates or allowance made or given;

      any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and

      any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Net Smelter Royalty means the percentage of Net Smelter Return from time to time payable to the Optionor after Commencement of Commercial Production from the sale of Minerals.

Schedule "A"

DATA last updated on August 13, 2004
Tenure #	Claim Name	Owner #	Map #	Work Recorded To	Status			Mining Division	Area	Tag #
358185	CHITA	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	18 un	235153
358186	RED #1	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	1 un	675331M
358187	RED #2	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	1 un	675332M
358188	CHITA #2	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	8 un	235154
358189	CHITA #3	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	12 un	235155
360745	CHITA #5	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	12 un	235158
360746	CHITA #6	141176	100% 092005E	2005.07.25	Good Standing	2005.07.25	04	CLINTON	18 un	235267

7 Claims comprised of 70 Units